Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Reports First Quarter Results

HOUSTON - (BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) ("Black Stone Minerals," "Black Stone," or "the Company") today announces its financial and operating results for the first quarter of 2022.

Financial and Operational Highlights

•Mineral and royalty production for the first quarter of 2022 equaled 29.6 MBoe/d, a decrease of 16% over the prior quarter, driven in part by the timing of new wells turned to sales in the Shelby Trough Haynesville/Bossier; total production, including working interest volumes, was 32.9 MBoe/d for the quarter.
•Adjusted EBITDA for the quarter totaled $98.8 million, an increase of 27% over the prior quarter. Net loss for the first quarter was $7.0 million.
•Distributable cash flow was $92.6 million for the first quarter, an increase of 30% relative to the fourth quarter of 2021.
•Announced a distribution of $0.40 per unit with respect to the first quarter of 2022, which represents a 48% increase from the distribution paid with respect to the fourth quarter of 2021. Distribution coverage for all units was 1.1x.
•Total debt at the end of the first quarter was $69.0 million; total debt to trailing twelve-month Adjusted EBITDA was 0.2x at quarter-end. As of April 29, 2022, total debt had been reduced to $44.0 million.
•Effective April 28, 2022, Black Stone’s borrowing base under its revolving credit facility was reaffirmed at $400 million.

Management Commentary

Thomas L. Carter, Jr., Black Stone Minerals’ Chief Executive Officer and Chairman commented, “We remain very encouraged by the level of activity across our acreage in this strong commodity price environment, and by the initial drilling results on our concentrated mineral positions in the Haynesville and Austin Chalk plays. This optimism is reflected in the significant distribution increase we announced last week.”

Quarterly Financial and Operating Results

Production

Black Stone Minerals reported mineral and royalty volume of 29.6 MBoe/d (71% natural gas) for the first quarter of 2022, compared to 35.2 MBoe/d for the fourth quarter of 2021 and 31.1 MBoe/d for the first quarter of 2021. The decrease was most pronounced in the Shelby Trough and was due in part to the timing of new wells brought on line. Aethon Energy ("Aethon"), the Company’s primary operating partner in the area, had four wells turned to sales shortly after the end of the first quarter. In addition, XTO Energy shut in some existing production in the Shelby Trough as it resumed drilling operations on three wells in San Augustine County. Finally, the Company successfully worked with producers in the second half of 2021 to release suspended production volumes across its mineral position, which increased reported volumes in that period.

Working interest production for the first quarter of 2022 was 3.3 MBoe/d, representing a decrease of 15% from the levels generated in the quarter ended December 31, 2021 and a decrease of 43% from the quarter ended March 31, 2021. The continued decline in working interest volumes is consistent with the Company's decision to farm out its working-interest participation to third-party capital providers.

Total reported production averaged 32.9 MBoe/d (90% mineral and royalty, 72% natural gas) for the first quarter of 2022 compared to 39.1 MBoe/d and 36.8 MBoe/d for the quarters ended December 31, 2021 and March 31, 2021, respectively.

Realized Prices, Revenues, and Net Income

The Company’s average realized price per Boe, excluding the effect of derivative settlements, was $51.25 for the quarter ended March 31, 2022. This is an increase of 16% from $44.12 per Boe from the fourth quarter of 2021 and a 95% increase compared to $26.27 for the first quarter of 2021.

Black Stone reported oil and gas revenue of $151.6 million (50% oil and condensate) for the first quarter of 2022, a decrease of 5% from $158.9 million in the fourth quarter of 2021. Oil and gas revenue in the first quarter of 2021 was $87.1 million.

The Company reported a loss on commodity derivative instruments of $120.0 million for the first quarter of 2022, composed of a $31.2 million loss from realized settlements and a non-cash $88.8 million unrealized loss due to the change in value of Black Stone’s derivative positions during the quarter. Black Stone reported a gain of $18.4 million and a loss of $27.9 million on commodity derivative instruments for the quarters ended December 31, 2021 and March 31, 2021, respectively.

Lease bonus and other income was $4.9 million for the first quarter of 2022, primarily related to leasing activity in the Wolfcamp play. Lease bonus and other income for the quarters ended December 31, 2021 and March 31, 2021 was $2.1 million and $2.4 million, respectively.

The Company reported a net loss of $7.0 million for the quarter ended March 31, 2022, compared to net income of $134.2 million in the preceding quarter. For the quarter ended March 31, 2021, the Company reported net income of $16.2 million.

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA for the first quarter of 2022 was $98.8 million, which compares to $77.6 million in the fourth quarter of 2021 and $60.0 million in the first quarter of 2021. Distributable cash flow for the quarter ended March 31, 2022 was $92.6 million. For the quarters ended December 31, 2021 and March 31, 2021, distributable cash flow was $71.3 million and $53.8 million, respectively.

Financial Position and Activities

As of March 31, 2022, Black Stone Minerals had $6.7 million in cash and $69.0 million outstanding under its credit facility. At March 31, 2022, the ratio of total debt to trailing twelve-month Adjusted EBITDA was 0.2x. As of April 29, 2022, $44.0 million was outstanding under the credit facility and the Company had $10.1 million in cash.

Subsequent to quarter-end, Black Stone's borrowing base was reaffirmed at $400 million. Black Stone is in compliance with all financial covenants associated with its credit facility.

During the first quarter of 2022, the Company made no repurchases of units under the Board-approved $75 million unit repurchase program.

First Quarter 2022 Distributions

As previously announced, the Board approved a cash distribution of $0.40 for each common unit attributable to the first quarter of 2022. The quarterly distribution coverage ratio attributable to the first quarter of 2022 was approximately 1.1x. These distributions will be paid on May 20, 2022 to unitholders of record as of the close of business on May 13, 2022.

Activity Update

Rig Activity

As of March 31, 2022, Black Stone had 88 rigs operating across its acreage position, a slight decrease relative to the 95 rigs on the Company's acreage as of December 31, 2021 and an increase compared to the 59 rigs operating on the Company's acreage as of March 31, 2021. Most of the decrease in rig count at the end of the first quarter relative to year-end 2021 was in the Delaware Basin.

Shelby Trough Development Update

Aethon has successfully turned six wells to sales (four of which came online in April 2022) and has commenced operations on four additional wells under the development agreement covering Angelina County. Aethon is currently drilling two wells and has another two wells awaiting completion operations under the separate development agreement covering San Augustine County. Additionally, XTO Energy has resumed drilling three wells on Black Stone Shelby Trough acreage in San Augustine County that were originally spud in 2019.

Austin Chalk Update

Black Stone has entered into agreements with multiple operators to drill wells in the areas of the Austin Chalk in East Texas, where the Company has significant acreage positions. The results of our three well test program in the Brookeland Field demonstrates that modern completion technology can greatly improve production rates and increase reserves when compared to the vintage, unstimulated wells in the Austin Chalk formation. Four operators are actively engaged in redevelopment of the field, with two rigs running continuously in the play. To date, seven wells with modern completions are now producing in the area, and an additional five are currently either being drilled or completed.

Update to Hedge Position

Black Stone has commodity derivative contracts in place covering portions of its anticipated production for 2022 and 2023. The Company's hedge position as of April 29, 2022 is summarized in the following tables:

Oil Hedge Position
	Oil Swap	Oil Swap Price
	MBbl	$/Bbl
1Q22	220	$66.47
2Q22	660	$66.47
3Q22	660	$66.47
4Q22	660	$66.47
1Q23	180	$80.40

Natural Gas Hedge Position
	Gas Swap	Gas Swap Price
	BBtu	$/MMbtu
2Q22	8,910	$3.12
3Q22	9,000	$3.12
4Q22	9,000	$3.12
1Q23	4,500	$4.19
2Q23	3,640	$4.16
3Q23	3,680	$4.16
4Q23	3,680	$4.16

More detailed information about the Company's existing hedging program can be found in the Quarterly Report on Form 10-Q for the first quarter of 2022, which is expected to be filed on or around May 3, 2022.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the first quarter of 2022 on Tuesday, May 3, 2022 at 10:30 a.m. Central Time. Black Stone recommends participants who do not anticipate asking questions to listen to the call via the live broadcast available at http://investor.blackstoneminerals.com. Analysts and investors who wish to ask questions should dial (877) 447-4732 and use conference code 5993962. A recording of the conference call will be available on Black Stone's website through June 3, 2022.

About Black Stone Minerals, L.P.
Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Company owns mineral interests and royalty interests in 41 states in the continental United States. Black Stone believes its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests provide for stable to growing production and reserves over time, allowing the majority of generated cash flow to be distributed to unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:
•the Company’s ability to execute its business strategies;
•the scope and duration of the COVID-19 pandemic and actions taken by governmental authorities and other parties in response to the pandemic;
•the conflict in conflict in Ukraine and actions taken, and may in the future be taken, against Russia or otherwise as a result;
•the availability of U.S. liquified natural gas ("LNG") export capacity and the level of demand for LNG exports;
•the volatility of realized oil and natural gas prices;
•the level of production on the Company’s properties;
•overall supply and demand for oil and natural gas, as well as regional supply and demand factors, delays, or interruptions of production;
•conservation measures, technological advances, and general concern about the environmental impact of the production and use of fossil fuels;
•the Company’s ability to replace its oil and natural gas reserves;
•the Company’s ability to identify, complete, and integrate acquisitions;
•general economic, business, or industry conditions;
•cybersecurity incidents, including data security breaches or computer viruses;
•competition in the oil and natural gas industry; and
•the level of drilling activity by the Company's operators, particularly in areas such as the Shelby Trough where the Company has concentrated acreage positions.

Black Stone Minerals, L.P. Contacts

Jeff Wood
President and Chief Financial Officer

Evan Kiefer
Vice President, Finance and Investor Relations
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended March 31,
	2022	2021

REVENUE
Oil and condensate sales	$75,831	$44,176
Natural gas and natural gas liquids sales	75,754	42,889
Lease bonus and other income	4,859	2,385
Revenue from contracts with customers	156,444	89,450
Gain (loss) on commodity derivative instruments	(120,020)	(27,882)
TOTAL REVENUE	36,424	61,568
OPERATING (INCOME) EXPENSE
Lease operating expense	3,161	2,664
Production costs and ad valorem taxes	13,949	11,842
Exploration expense	180	1,073
Depreciation, depletion, and amortization	10,917	15,632
General and administrative	13,763	12,852
Accretion of asset retirement obligations	202	292
TOTAL OPERATING EXPENSE	42,172	44,355
INCOME (LOSS) FROM OPERATIONS	(5,748)	17,213
OTHER INCOME (EXPENSE)
Interest expense	(1,209)	(1,210)
Other income (expense)	(45)	183
TOTAL OTHER EXPENSE	(1,254)	(1,027)
NET INCOME (LOSS)	(7,002)	16,186
Distributions on Series B cumulative convertible preferred units	(5,250)	(5,250)
NET INCOME (LOSS) ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON UNITS	$(12,252)	$10,936
ALLOCATION OF NET INCOME (LOSS):
General partner interest	$—	$—
Common units	$(12,252)	$10,936
NET INCOME (LOSS) ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON UNIT:
Per common unit (basic)	$(0.06)	$0.05
Per common unit (diluted)	$(0.06)	$0.05
WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Weighted average common units outstanding (basic)	209,323	207,442
Weighted average common units outstanding (diluted)	209,323	207,442

The following table shows the Company’s production, revenues, pricing, and expenses for the periods presented:

	Three Months Ended March 31,
	2022	2021

	(Unaudited) (Dollars in thousands, except for realized prices and per Boe data)
Production:
Oil and condensate (MBbls)	831	829
Natural gas (MMcf)[1]	12,759	14,911
Equivalents (MBoe)	2,958	3,314
Equivalents/day (MBoe)	32.9	36.8
Realized prices, without derivatives:
Oil and condensate ($/Bbl)	$91.25	$53.29
Natural gas ($/Mcf)[1]	5.94	2.88
Equivalents ($/Boe)	$51.25	$26.27
Revenue:
Oil and condensate sales	$75,831	$44,176
Natural gas and natural gas liquids sales[1]	75,754	42,889
Lease bonus and other income	4,859	2,385
Revenue from contracts with customers	156,444	89,450
Gain (loss) on commodity derivative instruments	(120,020)	(27,882)
Total revenue	$36,424	$61,568
Operating expenses:
Lease operating expense	$3,161	$2,664
Production costs and ad valorem taxes	13,949	11,842
Exploration expense	180	1,073
Depreciation, depletion, and amortization	10,917	15,632
General and administrative	13,763	12,852
Other expense:
Interest expense	1,209	1,210
Per Boe:
Lease operating expense (per working interest Boe)	$10.75	$5.14
Production costs and ad valorem taxes	4.72	3.57
Depreciation, depletion, and amortization	3.69	4.72
General and administrative	4.65	3.88
1 As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Company is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures
Adjusted EBITDA and Distributable cash flow are supplemental non-GAAP financial measures used by Black Stone's management and external users of the Company's financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and our ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
The Company defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, if any, accretion of asset retirement obligations, unrealized gains and losses on commodity derivative instruments, non-cash equity-based compensation, and gains and losses on sales of assets, if any. Black Stone defines Distributable cash flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, cash interest expense, and restructuring charges, if any.
Adjusted EBITDA and Distributable cash flow should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles ("GAAP") in the United States as measures of the Company's financial performance.
Adjusted EBITDA and Distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The Company's computation of Adjusted EBITDA and Distributable cash flow may differ from computations of similarly titled measures of other companies.

	Three Months Ended March 31,
	2022	2021

	(Unaudited) (In thousands, except per unit amounts)
Net income (loss)	$(7,002)	$16,186
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion, and amortization	10,917	15,632
Interest expense	1,209	1,210
Income tax expense (benefit)	103	(157)
Accretion of asset retirement obligations	202	292
Equity–based compensation	4,551	3,462
Unrealized (gain) loss on commodity derivative instruments	88,776	23,359
Adjusted EBITDA	98,756	59,984
Adjustments to reconcile to Distributable cash flow:
Change in deferred revenue	(9)	(9)
Cash interest expense	(862)	(953)
Preferred unit distributions	(5,250)	(5,250)
Distributable cash flow	$92,635	$53,772

Total units outstanding[1]	209,398	207,552
Distributable cash flow per unit	$0.442	$0.259
1 The distribution attributable to the three months ended March 31, 2022 is estimated using 209,398,324 common units as of April 29, 2022; the exact amount of the distribution attributable to the three months ended March 31, 2022 will be determined based on units outstanding as of the record date of May 13, 2022. Distributions attributable to the three months ended March 31, 2021 were calculated using 207,552,011 common units as of the record date of May 14, 2021.